EXHIBIT 99.1
CENTERPLATE FIRST QUARTER RESULTS
AFFECTED BY UNMATCHED EVENTS
     STAMFORD, Conn., May 9, 2007 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the first quarter ended April 3, 2007. Net sales for the quarter increased by $11.8 million, or about 10%, to $125.3 million, compared to net sales of $113.5 million for the first quarter of 2006. A large percentage of this increase in net sales was derived from profit-sharing accounts which contribute a relatively fixed amount of earnings before interest, income taxes, depreciation and amortization (EBITDA). Adjusted EBITDA declined in the first quarter to $2.4 million, compared to $3.5 million in the first quarter of 2006 due to unmatched events (events occurring in first quarter 2006 but not in first quarter 2007), the timing of new accounts versus closed accounts coming on-line and severance expenses incurred in the first quarter.
     Net sales for the first quarter 2007 increased due to higher sales at the company’s National Football League (NFL), Major League Baseball (MLB) and convention center facilities of $6.8 million, $3.2 million and $3.0 million, respectively. The increase in NFL sales was primarily due to the re-opening of the Louisiana Superdome, which was closed for renovations during the first quarter of 2006, and the 2007 BCS Championship Game and Fiesta Bowl held at the University of Phoenix Stadium. MLB sales increased as a result of four additional games during the first quarter of 2007 due to the timing of the start of the MLB season. Sales at convention centers increased due to a greater number of events in the first quarter of 2007. Partially offsetting these improvements was a decline in sales at arenas due to unmatched events.

     Adjusted EBITDA declined $1.1 million in the first quarter partially due to unmatched college basketball tournaments at several of the company’s venues and the 2007 Rose Bowl, which was held on January 1, 2007, and fell within the company’s 2006 fiscal year. Adjusted EBITDA was also impacted by the timing of new accounts versus closed accounts coming on-line and non-recurring severance costs. As noted above, a large percentage of the increase in net sales in the quarter was generated from profit sharing accounts and therefore did not contribute significantly to the company’s overall Adjusted EBITDA.
     “Adjusted EBITDA in the quarter was affected by the timing of events and severance expenses,” said Janet L. Steinmayer, President and CEO of Centerplate. “As we have said in the past, it is difficult to measure our results on a quarter by quarter basis. We often do not have the same sales mix quarter over quarter due to various factors, such as weather and the timing of events and new accounts coming on-line. We expected these factors to affect first quarter results and anticipate they will continue to impact the second quarter. However, from where we sit today, we believe the company is on track to do as well, if not better than, last year.”
     Centerplate reported a net loss of $8.0 million, or $0.36 per share, compared to a net loss of $5.6 million, or $0.25 per share, in the first quarter of 2006. The increased loss was due to the decline in operating income and higher interest expense. Higher interest expense was primarily due to a non-cash charge related to the change in the fair market value of the company’s derivatives. This charge was a result of the change in the company’s IDS unit price from $19.00 in the fourth quarter 2006 to $16.95 in the first quarter 2007.
     As previously announced, Centerplate will make its 41st consecutive monthly distribution to IDS holders on May 18, 2007 at the anticipated annual rate of approximately $1.56 per IDS.

     Centerplate will discuss its first quarter 2007 financial results on a conference call today, Wednesday, May 9 at 5:30 p.m. eastern daylight time. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on May 9, 2007 through midnight on May 23, 2007. The replay can be accessed domestically by dialing 877-660-6853. For international callers, the dial-in number is 201-612-7415. The replay account number for the call is 252 and the pass code is 239884.
About Centerplate
Centerplate, Inc., with its principal executive office in Stamford, CT, is a leading provider of food and related services, including concessions, catering, and merchandise services in more than 125 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in the prospectus, relating to the offering of IDSs, and our most recent annual report on Form 10-K could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	13 Weeks Ended
	April 3,	April 4,
	2007	2006
	(In thousands, except share data)
Net sales	$125,333	$113,505
Cost of sales (excluding depreciation and amortization)	106,258	95,660
Selling, general and administrative	17,200	14,683
Depreciation and amortization	7,382	7,051
Contract related losses	—	100

Operating loss	(5,507)	(3,989)

Interest expense	8,052	6,539
Other income, net	(502)	(322)

Loss before income taxes	(13,057)	(10,206)
Income tax benefit	(5,009)	(4,608)

Net loss available to common stock with or without conversion option	$(8,048)	$(5,598)

Basic and diluted net loss per share with and without conversion option	$(0.36)	$(0.25)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20

CENTERPLATE, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	13 Weeks Ended
	April 3,	April 4,
	2007	2006
	(In thousands)
Net loss	$(8,048)	$(5,598)
Income tax benefit	(5,009)	(4,608)

Loss before income taxes	(13,057)	(10,206)
Adjustments:
Interest expense	8,052	6,539
Depreciation and amortization	7,382	7,051

EBITDA (1)	$2,377	$3,384

     The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$2,377	$3,384
Adjustments:
Contract related losses (2)	—	100

Adjusted EBITDA (1)	$2,377	$3,484

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(2)	Reflects non-cash expense for the write-off of impaired assets associated with a terminated contract.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended
	April 3,	April 4,
	2007	2006
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,048)	$(5,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,382	7,051
Amortization of deferred financing costs	642	643
Charge for impaired assets	—	100
Noncash interest earned on restricted cash	(115)	(94)
Change in fair value of derivative	672	(398)
Deferred tax change	(4,734)	(4,692)
Gain on disposition of assets	—	(13)
Other	74	5
Changes in assets and liabilities	(5,199)	1,434

Net cash used in operating activities	(9,326)	(1,562)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,306)	(1,235)
Proceeds from sale of property and equipment	2	17
Contract rights acquired	(2,397)	(3,218)
Restricted cash	458	—

Net cash used in investing activities	(5,243)	(4,436)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(11,000)	—
Borrowings — revolving loans	23,500	—
Swingline borrowings, net	4,000	1,000
Principal payments on long-term debt	(269)	(269)
Dividend payments	(4,460)	(4,460)
Decrease in bank overdrafts	(3,838)	(234)

Net cash provided by (used in) financing activities	7,933	(3,963)

DECREASE IN CASH	(6,636)	(9,961)
CASH AND CASH EQUIVALENTS:
Beginning of period	39,591	41,410

End of period	$32,955	$31,449

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	April 3,	January 2,
	2007	2007
	(in thousands)
ASSETS
Current assets	$101,234	$102,194
Property and equipment, net	50,907	50,684
Contract rights, net	77,354	79,209
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	12,288	12,930
Other assets	48,583	46,211

TOTAL ASSETS	$331,508	$332,370

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities	$110,836	$98,700
Long-term debt	209,520	209,789
Other liabilities	8,563	8,279
Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity (deficiency)	(11,763)	1,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$331,508	$332,370